Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2017
SECOND QUARTER ENDED JULY 30, 2016

Consolidated Results

Second Quarter

Sales

Second quarter net sales decreased 4.6% to $626 million in Fiscal 2017 from $656 million in Fiscal 2016. Excluding Lids Team Sports, sales would have been flat with last year’s results for the second quarter of Fiscal 2017. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY17	FY16
Journeys Group	(4)%	4%
Schuh Group	(1)%	8%
Lids Sports Group	0%	8%
Johnston & Murphy Group	3%	10%
Total Genesco	(1)%	7%

The Company’s same store sales decreased 2% and comparable direct sales decreased 1% for the second quarter of Fiscal 2017 compared to a 5% increase and 26% increase, respectively, in the same period last year.

Combined comparable sales for the third quarter through August 27, 2016 decreased 5%.
Gross Margin

Second quarter gross margin was 50.3% this year compared with 48.8% last year, primarily due to higher gross margin in Lids Sports Group, reflecting the sale of Lids Team Sports, and to a lesser extent, higher gross margin in Journeys Group.
SG&A

Selling and administrative expense for the second quarter this year was 48.4% compared to 46.7% of sales last year. Included in expenses for last year’s second quarter are expenses for Lids Team Sports and $0.6 million, or $0.02 per diluted share, of deferred purchase price expense associated with the acquisition of the Schuh business. There was no deferred purchase price expense in the second quarter of Fiscal 2017. Excluding the deferred purchase price expense from Fiscal 2016, SG&A expense as a percent of sales still increased to

Exhibit 99.2

48.4% from 46.7% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Asset Impairment and Other Items
The asset impairment and other gain of $8.0 million for the second quarter of Fiscal 2017 included an $8.9 million gain on network intrusion expenses as a result of a litigation settlement, partially offset by asset impairments of $1.0 million. The previous year’s second quarter asset impairment and other charge of $1.2 million included asset impairments of $1.0 million and network intrusion expenses of $0.2 million. The asset impairment and other charge/gain and the deferred purchase price expense are collectively referred to as “Excluded Items” in the discussion below.
Operating Income

Genesco’s operating income for the second quarter was $20.0 million this year compared with $12.5 million last year. Adjusted for the Excluded Items in both periods, operating income for the second quarter was $12.1 million this year compared with $14.2 million last year. Adjusted operating margin was 1.9% of sales in the second quarter of Fiscal 2017 and 2.2% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.
Interest Expense

Net interest expense for the quarter was $1.3 million, compared with $0.9 million for the same period last year. Net interest expense increased in the second quarter of Fiscal 2017 primarily because of increased revolver borrowings compared to the previous year as a result of the Little Burgundy acquisition in the fourth quarter of Fiscal 2016.

Pretax Earnings
Pretax earnings for the quarter were $21.2 million in Fiscal 2017 and $11.6 million last year. Included in Fiscal 2017’s pretax earnings is a gain on the sale of the Lids Team Sports business of $2.5 million primarily related to final working capital adjustments. Adjusted for the Excluded Items in both years and the Lids Team Sports gain this year, pretax earnings for the quarter were $10.8 million in Fiscal 2017 compared to $13.3 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.
Taxes

The effective tax rate for the quarter was 31.6% in Fiscal 2017 compared to 34.4% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and the gain on the sale of Lids Team Sports, was 35.8% in Fiscal 2017 compared to 36.2% last year. The lower adjusted tax rate for this year was due to the work opportunity tax credit in Fiscal 2017 which had expired in Fiscal 2016 and changes in expected annual rates.

Exhibit 99.2

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $14.5 million, or $0.72 per diluted share, in the second quarter of Fiscal 2017, compared to earnings of $7.6 million, or $0.32 per diluted share, in the second quarter last year. Adjusted for the Excluded Items in both periods and the gain on the sale of Lids Team Sports this year, second quarter earnings from continuing operations were $6.9 million, or $0.34 per diluted share in Fiscal 2017, compared with $8.5 million, or $0.36 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Segment Results
Lids Sports Group

Lids Sports Group’s sales for the second quarter decreased 15.0% to $189 million from $222 million last year. Most of the decline in sales is due to the loss of sales from the Lids Team Sports business, which was sold in the fourth quarter last year.

Comparable sales, including both same store and comparable direct sales, were flat this year compared to an 8% increase last year. Combined comparable sales for the third quarter through August 27, 2016 decreased 1%.

The Group’s gross margin as a percent of sales increased 480 basis points with about two-thirds of the improvement due to the loss of the wholesale business which had lower margins. The remaining improvement in retail was driven by decreased shipping and warehouse expense and decreased promotional activity. SG&A expense as a percent of sales increased 360 basis points, due to the sale of the wholesale business which had lower SG&A expense. SG&A expense in the remaining retail businesses was not able to leverage due to increased store and e-commerce related expenses, primarily fees to drive customer traffic to the new website, freight from the stores to the customers, and occupancy expenses and increased bonus expense in non-store related expenses.

The Group’s second quarter operating earnings for Fiscal 2017 were $7.1 million, or 3.8% of sales, up from earnings of $5.6 million, or 2.5% of sales, last year.

Journeys Group
Journeys Group’s sales for the quarter increased 2.0% to $252 million from $247 million last year, including the acquisition of Little Burgundy in the fourth quarter of Fiscal 2016.

Combined comparable sales decreased 4% for the second quarter of Fiscal 2017 compared with a 4% increase last year. Combined comparable sales for the third quarter through August 27, 2016 decreased 7%.

Gross margin for the Journeys Group increased 50 basis points in the quarter due primarily to changes in sales mix resulting in higher initial margins and lower shipping and warehouse expenses.

The Journeys Group’s SG&A expense increased 240 basis points as a percent of sales for the second quarter, reflecting increased store related expenses, primarily increased occupancy, advertising and depreciation expenses and credit card chargeback fees.

Exhibit 99.2

The Journeys Group’s operating income for the second quarter of Fiscal 2017 was $4.5 million, or 1.8% of sales, compared to $9.2 million, or 3.7% of sales, last year.

Schuh Group
Schuh Group’s sales in the second quarter were $97 million, compared to $103 million last year, a decrease of 6.1%. Schuh Group sales were impacted by declines in exchange rates which decreased sales $9.9 million in the second quarter this year compared to the same period last year. Total comparable sales decreased 1% compared to an 8% increase last year. Combined comparable sales for the third quarter through August 27, 2016 decreased 7%.

Schuh Group’s gross margin decreased 90 basis points in the quarter due primarily to changes in sales mix. Schuh Group’s adjusted SG&A expense decreased 160 basis points due to gains on foreign currency.

Schuh Group’s adjusted operating income for the second quarter of Fiscal 2017 was $5.7 million, or 5.9% of sales compared with $5.4 million, or 5.3% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.
Johnston & Murphy Group

Johnston & Murphy Group’s second quarter sales increased 7.1%, to $65 million, compared to $61 million in the second quarter last year.

Johnston & Murphy Group’s wholesale sales increased 21% for the quarter. Combined comparable sales increased 3% for the second quarter of Fiscal 2017 compared to 10% last year. Combined comparable sales for the third quarter through August 27, 2016 increased 1%.

Johnston & Murphy’s gross margin for the Group decreased 50 basis points in the quarter primarily due to changes in product mix. SG&A expense as a percent of sales decreased 250 basis points, due to increased wholesale as a percent of the total which carries lower expenses than retail and decreased store-related expenses, primarily selling salaries and occupancy expenses.

The Group’s operating income for the second quarter of Fiscal 2017 was $2.3 million or 3.5% of sales, compared to $0.8 million, or 1.4% of sales last year.
Licensed Brands

Licensed Brands’ sales increased 0.7% to $22 million in the second quarter of Fiscal 2017, compared to $22 million in the second quarter last year. Gross margin was down 70 basis points due to increased margin reductions.

SG&A expense as a percent of sales was up 340 basis points primarily due to increased compensation and freight expenses and expenses associated with the start-up of the Bass footwear licensed business.

Operating income for the second quarter of Fiscal 2017 was $0.2 million or 1.1% of sales, compared with $1.2 million, or 5.3% of sales, last year.

Exhibit 99.2

Corporate

Corporate earnings were $0.2 million or 0.0% of sales for the second quarter of Fiscal 2017, compared with expense of $9.2 million or 1.4% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $7.7 million this year compared to $8.0 million last year, primarily due to decreased professional fees. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash

Cash at the end of the second quarter was $41 million compared with $49 million last year. We ended the quarter with $41 million in U.K. debt, compared with $72 million in U.K. debt last year. Domestic revolver borrowings were $94 million at the end of the second quarter this year compared to $41 million for the second quarter last year. The domestic revolver borrowings included $21 million related to Genesco (UK) Limited, $38 million related to GCO Canada and $35 million in U.S. dollar borrowings at the end of the second quarter of Fiscal 2017.

We repurchased 309,000 shares in the second quarter of Fiscal 2017 for a cost of $20.0 million at an average price of $64.72. We repurchased 424,000 shares in the second quarter of Fiscal 2016 at a cost of $27.5 million at an average price of $64.75. We currently have $80 million remaining under the most recent buyback authorization.

Inventory

Inventories decreased 10% in the second quarter of Fiscal 2017 on a year-over-year basis. Retail inventory per square foot decreased 8%.

Exhibit 99.2

Capital Expenditures and Store Count

For the second quarter, capital expenditures were $23 million and depreciation and amortization was $19 million. During the quarter, we opened 22 new stores and closed 50 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,655 stores compared with 2,616 stores at the end of the second quarter last year, or an increase of 1%. Square footage increased 3% on a year-over-year basis, both including the Macy’s locations and excluding them. The store count as of July 30, 2016 included:

Lids stores (including 112 stores in Canada)	905
Lids Locker Room Stores (including 36 stores in Canada)	193
Lids Clubhouse stores	27
Journeys stores (including 41 stores in Canada)	846
Little Burgundy	36
Journeys Kidz stores	208
Shï by Journeys stores	44
Underground by Journeys stores	96
Schuh Stores	126
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	174

Total Stores	2,655

Locker Room by Lids in Macy’s stores	150
Total Stores and Macy’s Locations	2,805

Exhibit 99.2

For Fiscal 2017, we are forecasting capital expenditures in the range of $110 to $120 million and depreciation and amortization of about $76 million. Projected square footage growth is expected to be approximately 1% for Fiscal 2017. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2016	Projected New	Projected Closings	Projected Jan 2017

Journeys Group	1,222	62	(22)	1,262
Journeys stores (U.S.)	803	13	(8)	808
Journeys stores (Canada)	39	8	0	47
Little Burgundy	36	0	0	36
Journeys Kidz stores	200	40	(5)	235
Shï by Journeys	46	0	(4)	42
Underground by Journeys	98	1	(5)	94

Johnston & Murphy Group	173	9	(3)	179

Schuh Group	125	9	(4)	130

Lids Sports Group	1,332	16	(90)	1,258
Lids hat stores (U.S.)	806	7	(28)	785
Lids hat stores (Canada)	113	4	(6)	111
Locker Room stores (U.S.)	161	2	(11)	152
Locker Room stores (Canada)	38	0	(3)	35
Clubhouse stores	29	1	(5)	25
Locker Room by Lids (Macy’s)	185	2	(37)	150

Total Stores	2,852	96	(119)	2,829

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2017 Guidance

Our guidance for Fiscal 2017 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY17
Journeys Group	1%	(4)%	(8) - (7)%	(5) - (4)%	(4) - (3)%
Lids Sports Group	2%	0%	(3) - (2)%	(1) - 0%	(1) - 0%
Schuh Group	(5)%	(1)%	(5) - (4)%	0 - 1%	(3) - (2)%
Johnston & Murphy Group	6%	3%	1 - 2%	1 - 2%	2 - 3%
Total Genesco	1%	(1)%	(5) - (4)%	(3) - (2)%	(3) - (2)%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card issuers for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.